EXHIBIT (a) (18)


                                NEIGHBORCARE LOGO

August 4, 2004

Dear NeighborCare Employee:

Today I'm writing to give you an update on NeighborCare's quarterly performance and on the latest events related to Omnicare's unsolicited offer for the company.

I am pleased to say that NeighborCare's third quarter 2004, which ended on June 30, met our expectations, and put us well on track to make our expectations for the full year. These results demonstrate that the business plan we communicated early this summer is - thanks to all of you - working very well.

As you know, since our company became independent late last year, we have been keenly aware that the competitive and regulatory pressures in our industry would require us to manage costs and provide a more efficient, effective and competitive service to customers. By the end of 2004, we will substantially complete Phase One of a three-phase program to do just that. Phase One alone will save the company approximately $18 million annually. Phase Two, the initial implementation of our automation and consolidation programs, will continue in calendar year 2005, and Phase Three, our advanced pharmacy automation program, will begin in 2006. Both of these phases are also expected to deliver substantial savings. You all have done an outstanding job of staying focused on these programs and I ask you to continue these efforts.

With that said, let me update you on some issues we are currently dealing with at the corporate level regarding one of our competitors. On this score, I can assure you that, despite what you may have heard or read with regard to their offer, nothing has changed. Our Board of Directors remains unanimously opposed to the other guy's offer. We have the appropriate corporate defenses in place to ensure that our Board retains the ability to make the right decisions in the best interests of the company, its shareholders and other constituencies. I want to also emphasize that the Board remains fully supportive of our current course of executing on our business plan as the best option for our company. If you have any questions about what you are hearing, or how people are interpreting the process, please feel free to contact your manager or Jack Kordash in Baltimore.

I invite all of you to go to the NeighborCare website and see our third quarter earnings press release and also to listen to our conference call. You can access the call via Web cast and hear about the current state of the business. As always, your hard work and commitment to NeighborCare and our customers is very much appreciated. Your efforts are creating NeighborCare's future success, and your performance and focus is the best defense we have against the process we are currently involved in.

Sincerely,

/s/ John J. Arlotta

John J. Arlotta
Chairman, President and Chief Executive Officer
NeighborCare, Inc.



        601 East Pratt Street, 3rd Floor Baltimore, Maryland, 21202-6000
                        Tel 410.528.7300 Fax 410.528.7377



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                                NEIGHBORCARE LOGO

STATEMENTS MADE IN THIS DOCUMENT, OUR WEBSITE AND IN OUR OTHER PUBLIC FILINGS AND RELEASES, WHICH ARE NOT HISTORICAL FACTS CONTAIN "FORWARD-LOOKING" STATEMENTS (AS DEFINED IN THE FEDERAL SECURITIES LAWS) THAT INVOLVE RISKS AND UNCERTAINTIES AND ARE SUBJECT TO CHANGE AT ANY TIME. THESE FORWARD-LOOKING STATEMENTS MAY INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS CONTAINING WORDS SUCH AS "ANTICIPATE," "BELIEVE," "PLAN," "ESTIMATE," "EXPECT," "INTEND," "MAY", "TARGET" AND SIMILAR EXPRESSIONS. SUCH FORWARD LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION, STATEMENTS REGARDING THE EFFECT OF THE SPIN-OFF ON OUR OPERATIONS, EXPECTED CHANGES IN REIMBURSEMENT RATES AND INFLATIONARY INCREASES IN STATE MEDICAID RATES, EXPECTED BED COUNT, EXPECTED SG&A EXPENSE, ANTICIPATED RESTRUCTURING CHARGES AND ESTIMATES OF TIMING AND COSTS SAVINGS RELATED TO COST IMPROVEMENT INITIATIVES. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING: COSTS, CHANGES IN THE REIMBURSEMENT RATES OR METHODS OF PAYMENT FROM MEDICARE OR MEDICAID, OR THE IMPLEMENTATION OF OTHER MEASURES TO REDUCE REIMBURSEMENT FOR OUR SERVICES; CHANGES IN PHARMACY LEGISLATION AND PAYMENT FORMULAS; THE EXPIRATION OF ENACTMENTS PROVIDING FOR ADDITIONAL GOVERNMENT FUNDING; EFFORTS OF THIRD PARTY PAYORS TO CONTROL COSTS; THE IMPACT OF FEDERAL AND STATE REGULATIONS; CHANGES IN PAYOR MIX AND PAYMENT METHODOLOGIES; FURTHER CONSOLIDATION OF MANAGED CARE ORGANIZATIONS AND OTHER THIRD PARTY PAYORS; COMPETITION IN OUR BUSINESS; AN INCREASE IN INSURANCE COSTS AND POTENTIAL LIABILITY FOR LOSSES NOT COVERED BY, OR IN EXCESS OF, OUR INSURANCE; COMPETITION FOR QUALIFIED STAFF IN THE HEALTHCARE INDUSTRY; OUR ABILITY TO CONTROL OPERATING COSTS, AND GENERATE
SUFFICIENT CASH FLOW TO MEET OPERATIONAL AND FINANCIAL REQUIREMENTS; AND AN ECONOMIC DOWNTURN OR CHANGES IN THE LAWS AFFECTING OUR BUSINESS IN THOSE MARKETS IN WHICH NEIGHBORCARE OPERATES. OUR BUSINESS, OPERATIONS OR RESULTS COULD ALSO BE AFFECTED BY AND THE EFFECTS OF OMNICARE'S TENDER OFFER OR ITS PENDENCY ON THE COMPANY AND ITS BUSINESS, EMPLOYEES, CUSTOMERS AND SUPPLIERS.

THE FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT ARE, IN SOME CASES, BEYOND OUR CONTROL. WE CAUTION INVESTORS THAT ANY FORWARD-LOOKING STATEMENTS MADE BY US ARE NOT GUARANTEES OF FUTURE PERFORMANCE. WE DISCLAIM ANY OBLIGATION TO UPDATE ANY SUCH FACTORS OR TO ANNOUNCE PUBLICLY THE RESULTS OF ANY REVISIONS TO ANY OF THE FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS OR DEVELOPMENTS.

NEIGHBORCARE HAS FILED A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING OMNICARE'S TENDER OFFER. NEIGHBORCARE'S SHAREHOLDERS ARE STRONGLY ADVISED TO READ CAREFULLY NEIGHBORCARE'S SOLICITATION/RECOMMENDATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS) REGARDING OMNICARE'S TENDER OFFER, BECAUSE IT CONTAINS IMPORTANT INFORMATION. FREE COPIES OF THE SOLICITATION/RECOMMENDATION STATEMENT AND THE RELATED AMENDMENTS OR SUPPLEMENTS, WHICH HAVE BEEN FILED BY NEIGHBORCARE WITH THE SECURITIES AND EXCHANGE COMMISSION, ARE AVAILABLE AT THE SEC'S WEB SITE AT WWW.SEC.GOV , OR AT THE NEIGHBORCARE'S WEB SITE AT WWW.NEIGHBORCARE.COM , AND ALSO BY DIRECTING REQUESTS TO NEIGHBORCARE'S INFORMATION AGENT, MACKENZIE PARTNERS, Inc., at 1-800-322-2885.



        601 East Pratt Street, 3rd Floor Baltimore, Maryland, 21202-6000
                        Tel 410.528.7300 Fax 410.528.7377